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                          STOCK OPTION AGREEMENT UNDER THE

                           CONSUMER NET MARKETPLACE, INC.

                                 STOCK OPTION PLAN


     This Stock Option Agreement (the "Agreement") is dated as of _______, 1998, by and between Consumer Net Marketplace, Inc., a California corporation (the "Company"), and ___________ (the "Optionee") pursuant to the Company's Stock Option Plan for Directors, Employees and Key Consultants to Consumer Net Marketplace, Inc. and its Subsidiaries (the "Plan"). For purposes of this Agreement, references to "Company" include its Parent and Subsidiaries (as those terms are defined in the Plan).

     Pursuant to authorization by the Committee of the Plan (the "Committee") appointed by the Board of Directors of the Company, the parties agree as follows:

     1.    GRANT OF OPTION.

               The Company hereby grants to the Optionee the right (the "Option") to purchase all or any portion of twenty thousand (20,000) shares (the "Shares") of the Class A Common Stock of the Company (the "Common Stock") at a purchase price of $2.00 per share (the "Option Price").

     2.    TERM OF AGREEMENT.

               This Agreement shall terminate upon the earliest of the following events:

               (a) Three (3) years from the date of vesting of the last Options to vest pursuant to this Agreement.

               (b) In the case of the termination of the Optionee's position as a director of the Company which results in a "Severance as defined in
     Section 2(t) of the Plan, this Agreement shall terminate with respect to all unvested Options on the date of the Severance, and with respect to vested Options, the earlier of (i) three (3) years from the date of vesting or (ii) one (1) year from the date of Severance if the Optionee was disabled (within the meaning of Section 22(e)(3) of the Internal Revenue
     Code) at the time of his or her Severance, or (iii) if the Optionee dies while employed by the Company or during the three (3) month period immediately subsequent to his or her Severance, the Agreement shall terminate one (1) year from the date of the Severance.

               (c) The Optionee's Severance (whether by reason of death or otherwise) shall not accelerate the number of Shares with respect to which an Option may be exercised.

     3. EXERCISABILITY. The Option shall vest and be exercisable in accordance with the following schedule:


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
-----------------------------------------------------------------------------------------------
Name of Grantee     Date of    Number of   Vesting                    Exercise       Expiration
                     Grant     Options     Schedule                   Price          Date
-----------------------------------------------------------------------------------------------
                               20,000      4,000:      07/01/98       $2.00 (1)      07/01/2001
                                           4,000:      07/01/99                      07/01/2002
                                           4,000:      07/01/2000                    07/01/2003
                                           4,000:      07/01/2001                    07/01/2004
                                           4,000:      07/01/2002                    07/01/2005
-----------------------------------------------------------------------------------------------

(1) The exercise price is equal to the fair market value on the date of the issuance of the options. Each stock option will confer upon the holder the right to purchase one share of the Company's common stock for a price of $2.00 per share at any time form the vesting date to the expiration date.

     4. METHOD OF EXERCISING. This Option may be exercised by the Optionee upon delivery of the following documents to the Company at its principal executive offices:

          (a) Written notice specifying the number of full Shares to be purchased;

          (b) Payment of the full purchase price therefor in cash, by check, or in such other form of lawful consideration as the Company may approve from time to time

          (c) Such agreements or undertakings that are required by the Committee pursuant to the Plan; and

          (d)  Payment of any taxes which may be required.

     5.   ASSIGNMENTS.

          (a) This Option shall be exercisable only by the Optionee during the Optionee's lifetime.

          (b) The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by laws of descent and distribution.

     6. NO RIGHTS AS A SHAREHOLDER. The Optionee shall have no rights as a shareholder of any Shares covered by this Option until the date a certificate for such Shares has been issued to him or her following the exercise of the Option.

     7.   INTERPRETATION OF AGREEMENT.

          (a) This Agreement is made under the provisions of the Plan and shall be interpreted in a manner consistent with it.

          (b) Any provision in this Agreement inconsistent with the Plan shall be superseded and governed by the Plan. A copy of the Plan is attached hereto as Exhibit A.

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     8.   LEGENDS ON CERTIFICATES.  The Optionee acknowledges that the certificates representing the Shares issued upon exercise of this Option may bear such legends and be subject to such restrictions on transfer as the Company may deem necessary to comply with all applicable state and federal securities laws and regulations.

     IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the date first above written.


OPTIONEE                      CONSUMER NET MARKETPLACE, INC.

(signed)                      By:
                                  -----------------------------------
                                   FREDRICK RICE, PRESIDENT AND
                                   CHAIRMAN OF THE BOARD OF DIRECTORS


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